r77q1e.txt


PIMCO ETF Trust
Approval of Renewal of the Investment Management Agreement

Approval of the Investment Management Agreement for the PIMCO Australia Bond Index Fund, PIMCO Canada Bond Index Fund and PIMCO Germany Bond Index Fund

On August 15-16, 2011, the Board of Trustees (the "Board") of PIMCO
ETF Trust (the "Trust"), including all of the independent Trustees, approved the Trust's Investment Management Agreement (the "Agreement") with Pacific Investment Management Company LLC ("PIMCO"), on behalf of each of the Trust's series (the "Funds"), for an additional one-year term through August 31, 2012. Under the Agreement, PIMCO provides investment advisory services, as well as supervisory and administrative services, to each Fund for a single management fee ("unified fee").

On August 16, 2011, the Board of the Trust, including all of the independent Trustees, approved the Investment Management Agreement
(the "New Funds' Agreement") with PIMCO, on behalf of the PIMCO Australia Bond Index Fund, PIMCO Canada Bond Index Fund and PIMCO Germany Bond Index Fund (the "New Funds"), for an initial two-year term.

The information, material factors and conclusions that formed the basis for the Board's approvals are described below.

1.  	Information Received

	A.	Materials Reviewed

During the course of each year, the Trustees receive a wide variety of materials relating to the services provided by PIMCO. At each of its quarterly meetings, the Board reviews the Funds' investment performance and a significant amount of information relating to fund operations, including the Funds' compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services provided by PIMCO to the Trust. In considering whether to approve the renewal of the Agreement, the Board also reviewed supplementary information, including, but not limited to, comparative industry data with regard to investment performance, advisory and supervisory and administrative fees and expenses, financial and profitability information regarding PIMCO, information about the personnel providing investment management services and supervisory and administrative services to the Funds and, if available, information about the fees charged and services provided to other clients with similar investment mandates as the Funds. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board in considering the continuation of the Agreement.

In considering whether to approve the New Funds' Agreement, the Board reviewed materials provided by PIMCO, which included, among other things, comparative industry data with regard to expense ratios of funds with investment objectives and policies similar to those of the New Funds. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board. The Board also reviewed information about the personnel who would be providing investment management services and supervisory and administrative services to the New Funds.

	B.	Review Process

In connection with the approval of the renewal of the Agreement, the Board reviewed written materials prepared by PIMCO in response to requests from counsel to the Trust. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel, and reviewed comparative fee and performance data prepared at the Board's request by Lipper, Inc. ("Lipper"), an independent provider of investment company performance and fee and expense data. The Board also heard oral presentations on matters related to the Agreement and met both as a full Board and as the independent Trustees, without management present, at the August 15-16, 2011 meeting. The independent Trustees also met with counsel to the Trust on August 4, 2011 to discuss the materials presented.

In connection with the approval of the New Funds' Agreement, the Board reviewed written materials prepared by PIMCO, which included, among other things, comparative fee data for funds in the appropriate Lipper peer group. The Board also heard oral presentations on matters related to the New Funds' Agreement at the August 16, 2011 meeting.

The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the renewal of the Agreement or to approve the New Funds' Agreements, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.

2.	Nature, Extent and Quality of Services

	A.	PIMCO, its Personnel, and Resources

The Board considered the depth and quality of PIMCO's investment management process, including: the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address
the recent growth in assets under management.   The Board also considered
that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel and to maintain and enhance its resources and systems. The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Funds and their shareholders; and its attention to matters that may involve conflicts of interest.

The Trustees considered the steps that PIMCO has taken in recent years with respect to active management of counterparty risk, such as implementing procedures requiring daily collateral adjustments and frequent communication between credit analysts and the counterparty risk committee. The Trustees considered that, over the last year, PIMCO has continued to strengthen the process it uses to assess the financial stability of broker-dealers with which the Funds do business, to manage collateral and to protect portfolios from an unforeseen deterioration in the creditworthiness of trading counterparties. The Trustees considered that PIMCO continued to invest in automated documentation management systems to better track trade documentation with broker-dealers.

The Trustees also considered new services and service enhancements that PIMCO has implemented since the Agreement was last renewed in 2010, including, but not limited to, undertaking significant technology initiatives; implementing a quality management system for processes/ activities; converting to a prospectus content management system; developing a "Pricing Portal" to streamline and automate certain pricing functions; continuing to implement fair valuation level assignments per FAS 157; planning to outsource net asset value delivery to another service provider to accelerate delivery timing to intermediaries; implementing new cost basis reporting; and creating the PIMCO Risk Committee, which is the global risk oversight committee at PIMCO.

Ultimately, the Board concluded that the nature, extent and quality of services proposed to be provided by PIMCO under the Agreement and the New Funds' Agreement are likely to benefit the Funds and the New Funds and their shareholders.

	B.	Other Services

The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Trust and its shareholders; and its attention to matters that may involve conflicts of interest with the Trust. The Board also considered the nature, extent, and quality of supervisory and administrative services provided by PIMCO to the Funds under the Agreement. The Board considered PIMCO's provision of these services and supervision of the Trust's third party service providers to assure that these service providers continue to provide a high level of service relative to alternatives in the market. Ultimately, the Board concluded that the nature, extent and quality of the services provided by PIMCO has benefited and will likely continue to benefit the Funds and their shareholders.

With respect to the New Funds, the Board also considered the nature, extent, and quality of supervisory and administrative services to be provided by PIMCO to the New Funds under the New Funds' Agreement. The Board concluded that the nature, extent and quality of the services to be provided by PIMCO would likely benefit the New Funds and their shareholders.

3.	Investment Performance

As the New Funds had not yet commenced operations at the time the New Funds' Agreement was considered, the Trustees did not receive or consider investment performance information.

The Board received and examined information from PIMCO concerning the Funds' performance, as available, for the periods ended May 31, 2011 and for the period ended June 30, 2011 (the "PIMCO Report") and from Lipper concerning the Funds' performance, as available, for the periods ended May 31, 2011 (the "Lipper Report"). The Board considered information regarding both the investment performance of each Fund relative to its peer group and relevant benchmark index as provided to the Board in advance of each of its quarterly meetings throughout the year, including the PIMCO Report and Lipper Report, which were provided in advance of the August 15-16, 2011 meeting.

The Board noted that most of the Funds have one year or less of performance. The Board also noted that, according to Lipper, the Funds generally performed well versus competitors, but that certain Funds had underperformed in comparison to their respective benchmark indexes on a net-of-fees basis over the period since inception. The Board discussed with PIMCO the reasons for the underperformance of these Funds. The Board considered that because PIMCO does not expect certain Funds to outperform their benchmark indexes over long term horizons, PIMCO believes that it is more appropriate to compare the performance of such Funds to a comparative universe.

The Board considered the intensive nature of managing bond funds, noting that it requires a number of factors, including, varying maturities, prepayments, collateral management, counter-party management, pay-downs, credit events, workouts, derivatives and net new issuance in the bond market. Despite these challenges, the Board noted that PIMCO has generated "alpha" (i.e., non-market correlated excess performance) for its clients, including the Trust.

The Board ultimately determined, within the context of all of its considerations in connection with the Agreement, that the Trust's overall investment performance was strong, and concluded that PIMCO's performance record and process in managing the Funds indicates that its continued management is likely to benefit the Funds and their shareholders, and merits the approval of the continuation of the Agreement.

4.	Management Fee and Total Expenses

The Board considered that PIMCO strives to price funds with total expense ratios at or below the respective Lipper median, while providing premium investment offerings. PIMCO reported to the Board that, in proposing the management fee for any Fund, it considers a number of factors, including the type and complexity of the services provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of potential
Fund returns to current and potential investors. Fees charged to or proposed for different Funds for management services may vary in light of these various factors. The Board also noted that PIMCO reviews the Funds' fee levels and carefully considers reductions where appropriate.

The Board reviewed the management fee and estimated total expenses of each Fund (each as a percentage of average net assets) and compared such amounts with the average and median fee and expense levels of other similar funds. With respect to the management fee, the Board reviewed data from Lipper that compared the average and median management fees of other funds in an "Expense Group" of comparable funds, as well as the universe of other similar funds. The Board noted that the total expense ratio for ten out of 13 Funds was equal to or less than the median expenses of comparable funds in the Lipper Expense Group. The Board considered that the actively-managed Funds offered by PIMCO, which have total expenses above the Lipper median, are unique strategies with no competitors in the marketplace and that the Lipper Report compares them to index exchange-traded funds. The Board compared each Fund's total expenses to other funds in the Lipper Expense Group, and found each Fund's total expenses to be reasonable.

With respect to the New Funds, the Board reviewed the proposed management fee and estimated total expenses of each New Fund (each as a percentage of average net assets) and compared such amounts with the average and median fees and expenses of other similar funds. With respect to the management fee, the Board reviewed data from Lipper that compared the average and median management fees of other funds in an "Expense Group" of comparable funds, as well as the universe of other similar funds. The Board compared the New Funds' estimated total expenses to other funds in the Peer Group Expense Comparison provided by Lipper and found the New Funds' estimated total expenses to be reasonable.

The Board noted that PIMCO does not currently manage any separate accounts with investment strategies similar to those of the Funds or the New Funds.

The Board also considered the Funds' unified fee structure, under which each Fund pays for the advisory and supervisory and administrative services it requires for a unified fee, and in return, PIMCO provides or procures such services and bear the costs of various third party services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs, as well as the costs of qualifying and listing Fund shares with any securities exchange or other trading system. The Board noted that the unified fee leads to fund fees that are fixed, rather than variable. The Board further noted that, although the unified fee structure does not have break points, it implicitly reflects economies of scale by fixing the absolute level of Fund fees at competitive levels. The Board concluded that each Fund's fees were reasonable in relation to the value of the services to be provided, and that the unified fee represents, in effect, a cap on fund fees that would be beneficial to the Funds and their shareholders.

In connection with the approval of the New Funds' Agreement, the Board also considered the Trust's unified fee structure and the services to be provided under the New Funds' Agreement. The Board concluded that each New Fund's proposed fees were reasonable in relation to the value of the services to be provided, and that the unified fee represents, in effect, a cap on fund fees that would be beneficial to the New Funds and their shareholders. The Board further noted that, although the unified fee structure does not have break points, it implicitly reflects economies of scale by fixing the absolute level of each New Fund's expenses at competitive levels.

The Board noted that PIMCO had contractually agreed to reduce total annual fund operating expenses for each newly organized Fund by waiving a portion of its management fee or reimbursing the Fund, to the extent that any organizational expenses and the pro rata share of the Trust's Trustees' fees attributable to the Fund exceeds 0.0049% during the Fund's first fiscal year. The Board also noted that PIMCO had contractually agreed, until October 31, 2012, to reduce total fund operating expenses for the PIMCO 1-3 Year U.S. Treasury Index Fund by waiving a portion of its management fee equal to 0.06% of average daily net assets.

Based on the information presented by PIMCO and Lipper, members of the Board then determined, in the exercise of their business judgment, that the management fee charged by PIMCO, as well as the total expenses of each Fund, are reasonable and approval of the renewal of the Agreement would likely benefit the Funds and their shareholders.

With respect to the New Funds, based on the information presented by PIMCO, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory and supervisory and administrative fees to be charged by PIMCO, as well as the estimated total expenses of the New Funds, are reasonable and approval of the New Funds' Agreement would likely benefit each New Fund and its shareholders.

5.	Adviser Costs, Level of Profits and Economies of Scale

As the New Funds are newly organized, information regarding PIMCO's costs in providing services to the New Funds and the profitability of PIMCO's relationship with the New Funds was not available.

The Board reviewed information regarding PIMCO's costs of providing services to the Funds as a whole, as well as the resulting level of profits to PIMCO, noting that those results were similar to the previous year, and within the ranges, but above the median of publicly held investment management companies reported by Lipper and Strategic Insight. The Board noted that it had also received information regarding the structure and manner in which PIMCO's investment professionals were compensated, and PIMCO's view of the relationship of such compensation to the attraction and retention of quality personnel. The Board considered PIMCO's need to invest in technology, infrastructure and staff to reinforce and offer new services and to accommodate changing regulatory requirements.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale
are implicitly recognized in the level of the unified fee.   The Board
noted that PIMCO may share the benefits of economies of scale with the Funds and their shareholders in a number of ways, including through fee reductions or waivers, the pricing of funds to scale from inception and the enhancement
of services provided in return for fees paid.   The Trustees also considered
that the unified fee has provided inherent economies of scale by maintaining fixed fees even if a particular Fund's operating costs rise. The Board noted that, in general, fee rates for the Funds had been set competitively, had been reduced for some Funds over time, had been held steady for most Funds as assets grew and continued to be competitive compared with peers.

The Board concluded that each Fund's cost structure and each New Fund's proposed cost structure was reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and each New Fund, to the benefit of New Fund shareholders.

6.	Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Funds. The Board also reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the Funds, it has adopted a policy not to enter into contractual soft dollar arrangements.

7.	Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the nature, extent and quality of the services rendered to the Funds by PIMCO continued to be excellent and favored the renewal of the Agreement. The Board concluded that the Agreement continued to be fair and reasonable to the Funds and their shareholders, that the Funds' shareholders received reasonable value in return for the fees paid to PIMCO by the Funds under the Agreement, and that the renewal of the Agreement was in the best interests of the Funds and their shareholders.

With respect to the New Funds, based on its review, including its consideration of each of the factors referred to above, the Board concluded that the New Funds' Agreement was fair and reasonable to the New Funds and their shareholders, that the New Funds' shareholders would likely receive reasonable value in return for the advisory fees and other amounts paid to PIMCO by each New Fund, and that the approval of the New Funds' Agreement was in the best interests of the New Funds and their shareholders.

SUPPLEMENT TO INVESTMENT MANAGEMENT AGREEMENT
PIMCO ETF Trust

840 Newport Center Drive
Newport Beach, California 92660
October 24, 2011


Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE: PIMCO Australia Bond Index Fund, PIMCO Canada Bond Index Fund and PIMCO Germany Bond Index Fund (each a "Fund," and collectively, the "Funds")

Dear Sirs:

As provided in the Investment Management Agreement between PIMCO ETF Trust (the "Trust") and Pacific Investment Management Company LLC ("PIMCO"), dated April 24, 2009 (the "Agreement"),the parties may amend the Agreement to add additional series of the Trust, under the same terms and conditions as set forth in the Agreement, and at a fee rate set forth in Schedule A to the Agreement, as may be amended from time to time. The Trust and PIMCO hereby agree to amend the Agreement as of the date hereof to add the Funds to Schedule A. The current Schedule A is replaced with the new Schedule A attached hereto.


Schedule A

Schedule to Investment Management Agreement PIMCO ETF Trust
As of October 24, 2011

Investment Management Fee Rates (%)

Fund								Fee#
----------------------------------------------------		-----
PIMCO 0-1 Year U.S. Treasury Index Fund				0.15
PIMCO 0-5 Year High Yield Corporate Bond Index Fund		0.55
PIMCO 1-3 Year U.S. Treasury Index Fund				0.15
PIMCO 1-5 Year U.S. TIPS Index Fund				0.20
PIMCO 3-7 Year U.S. Treasury Index Fund				0.15
PIMCO 7-15 Year U.S. Treasury Index Fund			0.15
PIMCO 15+ Year U.S. TIPS Index Fund				0.20
PIMCO 25+ Year Zero Coupon U.S. Treasury Index Fund		0.15
PIMCO Australia Bond Index Fund					0.45
PIMCO Banking Sector Corporate Bond Index Fund			0.40
PIMCO Broad U.S. TIPS Index Fund				0.20
PIMCO Broad U.S. Treasury Index Fund				0.15
PIMCO Build America Bond Strategy Fund				0.45
PIMCO Canada Bond Index Fund					0.45
PIMCO Enhanced Short Maturity Strategy Fund			0.35
PIMCO Foreign Currency Strategy Exchange-Traded Fund		0.65
PIMCO Germany Bond Index Fund					0.45
PIMCO Global Advantage Inflation-Linked Bond Strategy Fund	0.60
PIMCO Government Limited Maturity Strategy Fund			0.25
PIMCO High Yield Corporate Bond Index Fund 			0.55
PIMCO Intermediate Municipal Bond Strategy Fund			0.35
PIMCO Investment Grade Corporate Bond Index Fund		0.20
PIMCO Prime Limited Maturity Strategy Fund			0.25
PIMCO Short Term Municipal Bond Strategy Fund			0.35
PIMCO Total Return Exchange-Traded Fund				0.55


#	Each Fund may invest in shares of PIMCO Funds: Private Account
	Portfolio Series Short-Term Floating NAV Portfolio, a series of PIMCO Funds ("PAPS Short-Term Floating NAV Portfolio"). PAPS
	Short-Term Floating NAV	Portfolio is offered only to series of
	the Trust (each an "Investing Fund") or other series of registered investment companies for which PIMCO serves as investment adviser. PAPS Short-Term Floating NAV Portfolio does not pay an investment advisory fee to PIMCO. By investing in the PAPS Short-Term Floating NAV Portfolio, each Investing Fund agrees that 0.01% of the fee that each Investing Fund is currently obligated to pay PIMCO, as indicated on this
	Schedule A, will be designated as compensation for the investment advisory services PIMCO provides to PAPS
	Short-Term Floating NAV Portfolio under its investment advisory
	contract with PIMCO.  	If the foregoing correctly sets forth
	the Agreement between the Trust and PIMCO, please so indicate by signing, dating and returning to the Trust the enclosed copy hereof.


Very truly yours,

PIMCO ETF TRUST

By:	/s/ Henrik P. Larsen
Title:	Vice President


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Title:	Managing Director

PIMCO FUNDS, on behalf of its series Private Account
Portfolio Series Short-Term Floating NAV Portfolio

By:	 /s/ Henrik P. Larsen
Title:	 Vice President